Exhibit 99.1

YOU On Demand Reports 2014 Results

- Q4 revenues increased 55 % quarter-over-quarter and 536 % year-over-year

- Investor Update Call Scheduled Today at 8:00 a.m. ET

NEW YORK, March 30, 2015 /PRNewswire/ -- YOU On Demand Holdings, Inc. (NASDAQ: YOD) ("YOU On Demand" or the "Company" or "YOD"), a leading Video On Demand ("VOD") service provider in China delivering Hollywood movies and premium content to mobile and TV screens, announced today its year-end operating results for the period ended December 31, 2014 (a full copy of the Company's annual report on Form 10-K is also being posted at www.sec.gov).

Conference Call: Chairman Shane McMahon, CEO Weicheng Liu and Chief Financial Officer & President Marc Urbach will host a conference call at 8:00 a.m. ET today.

To join the webcast, please visit the 'Webcasts and Events' section of the YOD corporate website, http://corporate.yod.com. Otherwise, the toll-free dial-in is: 877/407-3107; international callers should dial: 201/493-6796.

YOD Q4 and 2014 Operating Results

Revenues were $997,354 in Q4 2014, a 536% increase from the corresponding period in 2013 and a 55% increase over Q3 2014. Revenues for the full year were approximately $2.0 million.

Gross loss for the year ended December 31, 2014 was $794,000, as compared to $2.8 million during 2013. The decrease in gross loss of approximately $2.0 million, or 72%, was mainly due to the increased revenue related to the Company's VOD business.

The net loss from continuing operations was $13.0 million for the year compared to $13.2 million in the comparable 2013 period.

The loss per share on a fully diluted basis for 2014 was $1.47 compared to a $0.54 income per share loss in 2013, which included $0.35 income per share from discontinued operations.

As of December 31, 2014, cash and cash equivalents were approximately $10,812,000.

CEO Weicheng Liu stated, "We are pleased to have finished 2014 with another quarter of solid revenue performance, marking the successful completion of a year of both growth and transition. With our strategic entry into the mobile and Internet space, we started to build top-line traction from the second half of 2014 on, and we expect to continue this growth trajectory with sequential growth quarter-over-quarter. Internally, the Company has also streamlined its operations, implemented cost-cutting measures and increased focus on our products, the latter of which I will delve into further on our earnings call. Continuing into 2015, the Company is now much better positioned to capitalize on the market and to continue building on 2014's growth momentum."

Departure of Chief Financial Officer

The Company today has announced that effective March 31, its President & Chief Financial Officer, Mr. Marc Urbach, is resigning from his position at YOU On Demand as part of the Company's previously announced plans to ensure that key personnel and positions are stationed in Beijing where operations are centered. Marc will continue to support the finance function for the next 6 months and be heavily involved in the interviewing, hiring and transitioning of a new China-based CFO.

Mr. McMahon stated, "During Marc's tenure he has made significant and vital contributions to the Company's growth and development. He was instrumental in our successful uplisting to Nasdaq in 2012 and the building of the Company's financial systems, internal controls and infrastructure. I want to personally thank Marc for his significant contributions to the Company and on behalf of all of YOU On Demand, we wish him the best with his future endeavors."

Mr. Urbach stated, "I am extremely proud of what the entire YOU On Demand team has accomplished since we first set out to build this entertainment platform in China. I want to personally thank Shane, Weicheng, the Board, our investors and the entire YOU On Demand team for this wonderful and challenging opportunity. I look forward to assisting the Company for some time as YOU On Demand finalizes its search for a China-based CFO."

In the interim, YOU On Demand's VP of Finance, Ms. Grace Y. He, will take over day-to-day finance responsibilities while the Company completes the CFO hiring process. Ms. He has over 8 years of experience in working with U.S listed China-based companies, is a certified public accountant in the U.S. and has been working closely with Mr. Urbach over the past 18 months to oversee our finance, accounting, risk management and internal control functions in China.

About YOU On Demand Holdings, Inc. (http://corporate.yod.com)

YOU On Demand (NASDAQ: YOD), is a leading multi-platform entertainment service company delivering premium content, including leading Hollywood movie titles, to customers across China via Subscription Video On Demand and Transactional Video On Demand. The Company has secured alliances with leading global media operators and content developers. YOU On Demand has content distribution agreements in place with many of Hollywood's top studios including Disney Media Distribution, Paramount Pictures, NBC Universal, Twentieth Century Fox Television Distribution, Miramax Films and Lionsgate, as well as a broad selection of the best content from Chinese filmmakers. The Company has a comprehensive end-to-end secure delivery system, governmental partnerships and approvals and offers additional value-added services. YOU On Demand has strategic partnerships with the largest media entities in China, a highly experienced management team with international background and expertise in Cable, Television, Film, Digital Media, Internet and Telecom. YOU On Demand is headquartered in New York, NY with its China headquarters in Beijing.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
Jason Finkelstein
YOU On Demand
212-206-1216
jason.finkelstein@yod.com
@youondemand

Financial Tables Follow

YOU On Demand Holdings, Inc. and Its Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2014	December 31, 2013

Revenue	$1,962,622	$308,695
Cost of revenue	2,756,363	3,126,089
Gross loss	(793,741)	(2,817,394)

Operating expense:
Selling, general and administrative expenses	7,459,192	7,608,742
Professional fees	653,646	705,692
Depreciation and amortization	536,689	774,480
Impairments of long-lived assets	-	311,249
Total operating expense	8,649,527	9,400,163

Loss from operations	(9,443,268)	(12,217,557)

Interest & other income (expense):
Interest expense, net	(2,374,368)	(370,752)
Change in fair value of warrant liabilities	(621,239)	(466,060)
Change in fair value of contingent consideration	(160,766)	(251,963)
Loss on investment in unconsolidated entities	(20,717)	(2,741)
Loss from disposal of consolidated entities	(622,939)	-
Other	(85,516)	55,831

Net loss from continuing operations
before income taxes and non-controlling interests	(13,328,813)	(13,253,242)
Income tax benefit	304,670	111,266
Net loss from continuing operations	(13,024,143)	(13,141,976)
Net income from discontinued operations	-	5,255,474
Net loss	(13,024,143)	(7,886,502)

Plus: Net loss attributable to non-controlling interests	615,683	1,054,970

Net loss attributable to YOU On Demand shareholders	(12,408,460)	(6,831,532)
Dividends on preferred stock	(16,402,161)	(1,358,364)

Net loss attributable to YOU on Demand common shareholders	$(28,810,621)	$(8,189,896)

Basic and diluted loss per share:
Loss from continuing operations	$(1.47)	$(0.89)
Loss from discontinued operations	-	0.35
Basic and diluted loss per share	$(1.47)	$(0.54)

Weighted average shares outstanding:
Basic and diluted	19,600,510	15,226,216

YOU On Demand Holdings, Inc. and Its Subsidiaries
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$10,812,371	$3,822,889
Accounts receivable, net	1,091,076	175,211
Licensed content, current	1,041,609	428,322
Prepaid expenses	196,474	330,013
Debt issuance costs, net	-	128,879
Other current assets	22,442	48,928
Total current assets	13,163,972	4,934,242

Property and equipment, net	320,671	499,858
Licensed content, non-current	35,648	162,646
Intangible assets, net	2,320,103	2,621,527
Goodwill	6,648,911	6,105,478
Long-term equity investments	850,054	673,567
Other non-current assets	365,006	-
Total assets	$23,704,365	$14,997,318

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND EQUITY
Current liabilities:
Accounts payable	110,814	656,545
Deferred revenue	13,431	68,969
Accrued expenses and other liabilities	2,046,783	1,075,944
Accrued license fees	348,007	1,200,764
Contingent purchase price consideration liability	-	578,744
Convertible promissory note	3,000,000	3,000,000
Warrant liabilities	585,050	1,344,440
Total current liabilities	6,104,085	7,925,406
Deferred income tax liability	364,572	125,809
Convertible promissory note	-	2,000,000
Total liabilities	6,468,657	10,051,215
Commitments and contingencies
Convertible redeemable preferred stock:
Series A - 7,000,000 shares issued and outstanding, liquidation preference of $3,500,000 at December 31, 2014 and December 31, 2013, respectively	1,261,995	1,261,995
Series C -Nil and 87,500 shares issued and outstanding, liquidation preference of nil and $350,000 at December 31, 2014 and December 31, 2013, respectively	-	219,754
Series D 4% - Nil and 2,285,714 shares issued and outstanding, liquidation preference of nil and $4,000,000 at December 31, 2014 and December 31, 2013, respectively	-	4,000,000
Equity:
Series E Preferred Stock, $0.001 par value; 16,500,000 shares authorized, 7,365,283 and nil shares issued and outstanding, liquidation preference of $12,889,250 and nil at December 31, 2014 and December 31, 2013, respectively	7,365	-
Common stock, $0.001 par value; 1,500,000,000 shares authorized, 23,793,702 and 15,794,762 shares issued at December 31, 2014 and December 31, 2013, respectively	23,794	15,794
Additional paid-in capital	96,347,272	67,417,025
Accumulated deficit	(78,356,567)	(65,856,053)
Accumulated other comprehensive loss	(66,032)	(715,090)
Total YOU On Demand shareholder's equity	17,955,832	861,676
Non-controlling interest	(1,982,119)	(1,397,322)
Total equity/(deficit)	15,973,713	(535,646)
Total liabilities, convertible redeemable preferred stock and equity	$23,704,365	$14,997,318